Exhibit 99.1

FOR IMMEDIATE RELEASE

Analyst Contact	Media Contact

Warren Edwards Executive Vice President/ Chief Financial Officer Affiliated Computer Services, Inc. 214-841-8082 warren.edwards@acs-inc.com	Lesley Pool Senior Vice President/ Chief Marketing Officer Affiliated Computer Services, Inc. 214-841-8028 lesley.pool@acs-inc.com

ACS Announces First Quarter Fiscal Year 2005 Results

DALLAS, TEXAS: October 21, 2004 – Affiliated Computer Services, Inc., (NYSE: ACS), a premier provider of business process and information technology outsourcing solutions earned $0.72 per diluted share for the first quarter of fiscal year 2005. This was an increase of 16% over the $0.62 per diluted share reported in the same quarter last fiscal year. Revenues were $1.046 billion compared to $1.037 billion in the prior year period, an increase of 1%. However, excluding revenues associated with divestitures completed during fiscal year 2004, first quarter fiscal year 2005 revenues increased 22% over the prior year period.

“Fiscal year 2005 is off to a solid start,” said Jeff Rich ACS’ Chief Executive Officer. Mr. Rich continued, “Once again our key financial metrics including revenue growth, earnings growth, margins and cash flow were strong. Our sales pipeline continues to be very active. Actual new business signings in the first quarter of $127 million were lighter than expected due to timing delays. However, we anticipate second quarter signings to be significantly higher as we have already been awarded in excess of $125 million of annual recurring revenue. Business momentum continues to be very active and we look forward to a prosperous fiscal 2005.”

ACS’ first quarter results include the following key highlights:

•	Revenue was $1.046 billion. Excluding revenues associated with the 2004 divestitures, internal revenue growth for the quarter was 11%. The remaining growth during the quarter was related to acquisitions.

•	Diluted earnings per share was $0.72 as compared to $0.62 per diluted share in the prior year quarter. Diluted earnings per share for the first quarter of fiscal year 2004 included a $.02 benefit related to the cessation of depreciation and amortization of the net assets held for sale associated with the divestiture of a majority of the Federal business. Excluding this benefit, diluted earnings per share for the first quarter of fiscal year 2005 increased 20%.

•	Cash flow from operations and free cash flow were both Company records for the first quarter. Cash flow from operations was approximately $119 million, or 11.4% of revenues. Capital expenditures and additions to intangible assets were approximately $71 million, or approximately 6.8% of revenues. Free cash flow (defined as operating cash flow less capital expenditures and additions to intangibles) was $48 million, or 4.6% of revenues. During the quarter, we paid incentive compensation related to fiscal year 2004 of approximately $40 million. In addition, we paid $10 million associated with the previously announced and disclosed settlement related to options issued in 1988 in connection with a former technology outsourcing agreement.

•	Days sales outstanding in accounts receivable for the first quarter was 74 days.

•	Annualized recurring new business signings were $127 million during the quarter and were largely comprised of BPO deals.

•	During the first quarter, the Company announced the acquisitions of BlueStar Solutions and Heritage Information Systems. BlueStar Solutions, with trailing annual revenues of approximately $50 million, is an information technology outsourcing provider specializing in applications management of packaged enterprise resource planning (ERP) and messaging services. Heritage Information Systems, with trailing annual revenue of approximately $14 million, provides clinical management and pharmacy cost containment solutions to State Medicaid programs, commercial insurers and some of the largest employer groups in the country.

•	At September 30, 2004, the Company had approximately $500 million of availability remaining under its share repurchase program. The Company has repurchased approximately 15 million shares of Class A common stock at an aggregate purchase price of approximately $743 million (average purchase price of approximately $49.57 per share). No repurchases occurred during the first quarter of fiscal year 2005.

•	The Company is currently negotiating to replace its $875 million revolving credit facility, which expires in December 2005, with a $1.5 billion, 60 month multicurrency facility bearing interest rates that are lower than the current revolver. The Company has received letters of commitment from several banks, which in aggregate are in excess of $1.5 billion (subject to acceptable documentation and customary material adverse change provisions). The closing of the new facility is expected to occur in the next two weeks.

Financial Outlook

The Company’s financial guidance for the fiscal year ending June 30, 2005 is as follows:

•	Revenue is expected to be in a range of $4.475 billion to $4.575 billion, which is unchanged from the fiscal year 2005 guidance provided in July 2004.

•	Diluted earnings per share is expected to range from $3.10 to $3.17 per share, which has been increased from the fiscal year 2005 guidance provided in July 2004.

The Company introduces financial guidance for the second quarter of fiscal year 2005 as follows:

•	Revenue is expected to be in a range of $1.03 billion to $1.05 billion.

•	Diluted earnings per share is expected to range from $.72 to $.74 per share.

ACS will discuss these results on a conference call and webcast on www.acs-inc.com at 3:30 p.m. CDT today. During the conference call, management will refer to a presentation provided on the Investor Relations page of ACS’ website and will use certain non-generally accepted accounting principles (“GAAP”) financial measures for which reconciliations to the most directly comparable GAAP financial measures will also be provided.

ACS, a Fortune 500 company with more than 43,000 people supporting client operations in nearly 100 countries, provides business process and information technology outsourcing solutions to world-class commercial and government clients. The Company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.

All statements in this news release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the caption “Risks Related to our Business” in the Company’s most recent Form 10-K. In addition, we operate in a highly competitive and rapidly changing environment, and new risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statement.

Use of Non-GAAP Financial Information

The Company reports its financial results in accordance with GAAP. However, the Company uses certain non-GAAP performance measures, including free cash flow, internal revenue growth and adjusted earnings per share, to provide both management and investors a more complete understanding of the Company’s underlying operational results.

These non-GAAP measures are indicators management uses to provide additional meaningful comparisons between current results and prior reported results, and as a basis for planning and forecasting for future periods. For example, free cash flow is measured as operating cash flow (net cash provided by operating activities, as reported in our consolidated statements of cash flows) less capital expenditures (purchases of property, equipment and software, net of sales, as reported in our consolidated statements of cash flows) less additions to other intangible assets (as reported in our consolidated statements of cash flows). We believe this free cash flow metric provides an additional measure of available cash flow after we have satisfied the capital expenditure requirements of our operations, and should not be taken in isolation to be a measure of cash flow available for us to satisfy all our obligations and execute our business strategies. We also rely on cash flows from investing and financing activities which, together with free cash flow, are expected to be sufficient for us to execute our business strategies. Our measure of free cash flow may not be comparable to similarly titled measures of other companies.

Internal revenue growth is measured as total revenue growth less acquired revenue from acquisitions and revenues from divested operations. Acquired revenue from acquisitions is based on pre-acquisition normalized revenue of acquired companies. We use the calculation of internal revenue growth to measure revenue growth excluding the impact of acquired revenues and the revenue associated with divested operations and we believe these adjustments to historical reported results are necessary to accurately reflect our internal revenue growth. The Company uses adjusted earnings per share to present the impact of certain transactions or events that management expects to be infrequently occurring. We believe this adjusted measure is more indicative of the Company’s operating performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable metrics prepared in accordance with GAAP in the United States.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited, dollars in thousands)

	Three months ended
	September 30,
	2004		2003
Revenues	$1,046,182	(1)	$1,036,635	(1)
Expenses:
Wages and benefits	431,848		477,112
Services and supplies	275,062		264,964
Rent, lease and maintenance	118,993		95,930
Depreciation and amortization	54,319		41,411	(2)
Other operating expenses	10,919		13,289

Total operating expenses	891,141		892,706

Operating income	155,041		143,929
Interest expense	3,955		5,220
Other non-operating (income) expense, net	434		(180)

Pretax profit	150,652		138,889
Income tax expense	56,495		52,081

Net income	$94,157		$86,808

Earnings per common share:
Basic	$0.74		$0.65

Diluted (3)	$0.72		$0.62

Shares used in computing earnings per common share:
Basic	127,948		133,235
Diluted (3)	131,070		143,960

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

(1)	For the three months ended September 30, 2004, the Company generated internal revenue growth of 11%. Internal revenue growth is measured as follows ($ in millions):

	Three Months Ended September 30,
	2004	2003	Growth %(a)
Total Revenues	$1,046	$1,037	1%
Less: Divested	—	(183)

Adjusted Base	$1,046	$854	22%

Acquired Revenues*	$97	$—	11%
Internal Revenues	949	854	11%

Total	$1,046	$854	22%

*	Acquired revenues are based on pre-acquisition normalized revenues of acquired companies.

(a)	Based on actual amounts, not rounded.

(2)	Due to the pending sale of a majority of our federal business at September 30, 2003, depreciation and amortization of related assets held for sale was discontinued effective August 1, 2003 resulting in a $4.3 million benefit to pre-tax income, or $0.02 per share (net of tax), during the first quarter of fiscal year 2004.

(3)	The diluted earnings per share calculations include the after-tax impact of interest and amortization of offering costs on convertible notes in the amount of $0 million and $2 million for the three months ended September 30, 2004 and 2003, respectively. These convertible notes were redeemed in February 2004 through the issuance of Class A common stock.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	June 30,
	2004	2004
	(Unaudited)	(Audited)
ASSETS:
Cash and cash equivalents	$59,577	$76,899
Accounts receivable, net	870,049	873,471
Other current assets	100,562	94,054

Total current assets	1,030,188	1,044,424
Property, equipment and software, net	557,745	521,772
Goodwill, net	2,023,048	1,969,326
Other intangible assets, net	291,051	283,767
Other long-term assets	82,826	87,953

TOTAL ASSETS	$3,984,858	$3,907,242

LIABILITIES:
Accounts payable	$44,354	$61,749
Accrued compensation	96,568	133,530
Other accrued liabilities	335,093	342,648
Income taxes payable	26,962	10,628
Deferred taxes	33,414	25,426
Current portion of long-term debt	6,075	2,048
Current portion of unearned revenue	51,840	61,541

Total current liabilities	594,306	637,570
Long-term debt	366,290	372,439
Long-term deferred taxes	227,293	234,183
Other long-term liabilities	83,906	72,563

TOTAL LIABILITIES	1,271,795	1,316,755

TOTAL STOCKHOLDERS’ EQUITY	2,713,063	2,590,487

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,984,858	$3,907,242

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